Exhibit 99.1

WAUSAU PAPER ANNOUNCES THIRD-QUARTER RESULTS

MOSINEE, WI – October 29, 2012 – Wausau Paper (NYSE:WPP) today reported that:

•

Excluding special items, third-quarter adjusted net earnings from continuing operations were $0.06 per diluted share, compared to adjusted net earnings of $0.12 per diluted share during the same period last year.

•

Net earnings from continuing operations, excluding special items, for the nine months ended September 30, 2012 and 2011, were $0.25 per diluted share and $0.27 per diluted share, respectively.

During 2012, the Company completed the sale of its premium Print & Color brands, inventory and select equipment, and the permanent closure and sale of its Brokaw, Wisconsin, manufacturing site.  The Company began reporting the operations of the Brokaw manufacturing facility and related closure activities as a discontinued operation as of March 31, 2012, in the condensed consolidated balance sheet.  Additionally, the discontinued operation is separately presented from continuing operations for all periods presented in the condensed consolidated statements of operations.  All results discussed below exclude the discontinued operation unless otherwise indicated.

Third-quarter net loss from continuing operations was $5.2 million, or $0.10 per share compared to net earnings of $5.4 million, or $0.11 per diluted share a year ago.   On a year-over-year basis, consolidated net sales decreased five percent to $202 million with shipments measured in tons decreasing three percent.  Year-to-date, the Company reported a net loss from continuing operations of $1.5 million, or $0.03 per share, compared with net earnings of $10.0 million, or $0.20 per diluted share in the comparable 2011 period.  For the nine-months ended September 30, consolidated net sales increased two percent to $631 million as shipments increased four percent.

On an adjusted basis, third-quarter results included after-tax expenses of $7.6 million, or $0.15 per diluted share related to settlement charges on certain defined benefit pension plans and $1.2 million, or $0.02 per diluted share for capital-related expense for the Tissue expansion project.  Prior-year third-quarter results included after-tax capital-related expenses of $0.4 million, or $0.01 per diluted share for the Tissue expansion project.

For the first nine months of 2012, adjusted net earnings from continuing operations were $12.3 million, or $0.25 per diluted share, compared with prior-year adjusted net earnings of $13.2 million, or $0.27 per diluted share.  Although these comparisons are non-GAAP measures, the Company believes that the presentation of adjusted net earnings from continuing operations provides a useful analysis of ongoing operating trends.  Adjusted earnings for the three and nine-month periods are reconciled to GAAP earnings below.

	3 Months Ended		9 Months Ended
	September 30		September 30
	2012	2011	2012	2011

GAAP Net (Loss) Earnings Per Share from Continuing Operations	$(0.10)	$0.11	$(0.03)	$ 0.20
Capital Related Expenses(1)	$ 0.02	$0.01	$ 0.07	$ 0.07
Charge for Contract at Former Manufacturing Facility(2)	–	–	$ 0.04	-
Defined Benefit Retirement Plan Settlement Charges	$ 0.15	–	$ 0.18	-
Gain on Sale of Timberlands	–	–	-	$(0.01)
Settlement of Income Tax Matters	$(0.01)	–	$(0.01)	-

Adjusted Net Earnings Per Diluted Share	$ 0.06	$0.12	$ 0.25	$ 0.27

Note:  Totals may not foot due to rounding differences.

(1) Expenses associated with the rebuild of a paper machine at Brainerd, Minnesota, in 2011, and the Tissue expansion project at Harrodsburg, Kentucky, in 2011 and 2012.

(2) Charge associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.

Including discontinued operations, net of tax, third-quarter net loss was $5.3 million, or $0.11 per share, compared to net earnings of $5.2 million, or $0.10 per diluted share, for the same period last year.  Current-quarter and prior-year results included earnings from continuing operations before income taxes offset by income tax expense and a net loss from discontinued operations of $0.2 million, or $0.00 per share.

For the nine months ended September 30, 2012, including discontinued operations, net of tax, net earnings were $3.1 million, or $0.06 per diluted share, compared to net earnings of $7.0 million, or $0.14 per diluted share, for the same period last year.  Net earnings in the current year included earnings from continuing operations before income taxes offset by income tax expense and net earnings from discontinued operations of $4.6 million, or $0.09 per diluted share.  Net earnings in the prior year included earnings from continuing operations before income taxes, offset by income tax expense, and a net loss from discontinued operations of $3.0 million, or $0.06 per share.

Henry C. Newell, president and CEO, commenting on the Company’s continued progress against strategic initiatives, said, “Our Tissue expansion is on track as three to four percent case shipment growth continues to drive improving operating margins, now approaching 13 percent.  The second half is proving to be a challenge for our Paper segment, as we see slowing demand in industrial and tape markets at a time when we are commercializing new technical capacity at our Brainerd, Minnesota, facility.  Despite these pressures, technical volumes are up six percent this year and specifically, tape sector volume is up 14 percent, the result of new customer business and new product introductions.

“The successful exit of our Print franchise has resulted in an exceptionally well positioned balance sheet as we continue to commercialize technical capacity on our Brainerd asset and complete the installation, start-up and commercialization of the new towel and tissue machine at Harrodsburg, Kentucky.  We expect to report continued progress over the coming quarters against the long-term growth targets and timelines we’ve outlined this year.”

TISSUE SEGMENT

The Tissue segment’s third-quarter operating profit of $7.5 million included pre-tax expense of $1.9 million related to the expansion activity.  This result compared favorably to prior-year operating profit of $7.0 million, including $0.7 million in expansion-related pre-tax expense.

PAPER SEGMENT

During 2012, the Company completed the sale of this segment’s premium Print & Color brands, inventory and select equipment, and ceased papermaking and converting operations at its former primary Print & Color manufacturing site in Brokaw.  In the third quarter, we sold the mill site to an unrelated third party.  Results of operations related to the former Brokaw manufacturing facility are reported as discontinued operations and for the third quarter and the same period last year included, net-of-tax, a loss of $0.2 million from operations.

From continuing operations, the Paper segment reported a third-quarter operating loss of $7.9 million versus an operating profit of $5.9 million for the same period in 2011.  The 2012 third-quarter operating loss included pre-tax expense of $7.7 million related to a settlement charge on a certain defined benefit pension plan associated with our former Jay, Maine, facility.  The operating results reflect the impact of transitioning capacity to technical grades, including extensive trialing activity at our Brainerd papermaking operations and the pace of working capital liquidation as a result of the premium Print & Color sale and Brokaw closure activity.

In a release issued October 1, the Company set forth full-year guidance for adjusted net earnings from continuing operations of $0.28-$0.30 per diluted share compared to prior-year adjusted net earnings of $0.33 per diluted share.

CONFERENCE CALL

Wausau Paper’s third-quarter conference call is scheduled for 10:00 a.m. Eastern on Tuesday, October 30, and can be accessed through the Investors section of the Company’s website at www.wausaupaper.com.  A replay of the webcast will be available at the same site through November 6.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products. The Company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report – Quarter Ended September 30, 2012

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (unaudited)	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net sales	$ 202,249	$ 212,488	$ 631,303	$ 620,055
Cost of sales	180,706	187,481	557,579	548,073
Gross profit	21,543	25,007	73,724	71,982
Selling & administrative expenses (Note 3)	30,185	14,697	74,837	50,045
Operating (loss) profit	(8,642)	10,310	(1,113)	21,937
Interest expense	(648)	(1,640)	(2,388)	(5,457)
Loss on early extinguishment of debt	–	–	–	(666)
Other expense, net	(7)	(5)	(17)	(15)
Earnings from continuing operations before income taxes	(9,297)	8,665	(3,518)	15,799
Provision (credit) for income taxes	(4,144)	3,312	(2,006)	5,809
(Loss) earnings from continuing operations	(5,153)	5,353	(1,512)	9,990
(Loss) earnings from discontinued operations, net of taxes (Note 2)	(156)	(172)	4,646	(2,970)
Net (loss) earnings	$ (5,309)	$ 5,181	$ 3,134	$ 7,020

Net (loss) earnings per share:
Continuing operations	$ (0.10)	$ 0.11	$ (0.03)	$ 0.20
Discontinued operations	(0.00)	(0.00)	0.09	(0.06)
Net (loss) earnings per share – basic*	$ (0.11)	$ 0.11	$ 0.06	$ 0.14
Net (loss) earnings per share – diluted	$ (0.11)	$ 0.10	$ 0.06	$ 0.14

Weighted average shares outstanding – basic	49,323	49,171	49,309	49,155
Weighted average shares outstanding – diluted	49,323	49,425	49,528	49,386

*Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (unaudited) (Note 1)	September 30,	December 31,
	2012	2011
Current assets	$ 170,049	$ 226,334
Property, plant, and equipment, net	444,267	369,836
Other assets	81,669	82,660
Assets of discontinued operations (Note 2)	444	–
Total Assets	$ 696,429	$ 678,830

Current liabilities	$ 116,812	$ 155,295
Long-term debt	165,000	127,650
Other liabilities	208,278	199,641
Liabilities of discontinued operations (Note 2)	1,482	–
Stockholders’ equity	204,857	196,244
Total Liabilities and Stockholders’ Equity	$ 696,429	$ 678,830

Condensed Consolidated Statements	Nine Months
of Cash Flows (unaudited) (Note 1)	Ended September 30,
	2012	2011
Cash flows from operating activities:
Net earnings	$ 3,134	$ 7,020
Provision for depreciation, depletion, and amortization	34,455	42,298
Gain on sale of business	(12,535)	–
Impairment of long-lived assets	2,075	–
Loss on early extinguishment of debt	–	666
Other non-cash items	6,433	(1,989)
Changes in operating assets and liabilities:
Receivables	8,587	(6,315)
Inventories	26,966	4,907
Other	(37,771)	(14,379)
Net cash provided by operating activities	31,344	32,208

Cash flows from investing activities:
Capital expenditures	(110,346)	(63,071)
Grants received for capital expenditures	236	610
Proceeds from sale of business	20,837	–
Proceeds from sale of assets	4,777	1,781
Net cash used in investing activities	(84,496)	(60,680)

Cash flows from financing activities:
Net borrowings of commercial paper	6,350	20,535
Borrowings under credit agreement	3,000	33,000
Payments under credit agreement	(3,000)	(33,000)
Issuances of notes payable	50,000	50,000
Payments under notes payable obligations	–	(35,000)
Payments under industrial development bond agreement	(19,000)	–
Payment of premium on early extinguishment of debt	–	(708)
Dividends paid	(4,438)	(4,430)
Net cash provided by financing activities	32,912	30,397

Net (decrease) increase in cash & cash equivalents	$ (20,240)	$ 1,925

Note 1.  Balance sheet amounts at September 30, 2012, are unaudited.  The December 31, 2011, amounts are derived from audited financial statements.  The assets and liabilities of the discontinued operation were not retroactively reclassified in the balance sheet at December 31, 2011, and as a result, the balances are not comparable between periods.  The statements of cash flows for the nine months ended September 30, 2012 and 2011, are unaudited and include discontinued operations in both periods presented.

Note 2.  In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment to Neenah Paper, Inc. closed on January 31, 2012, generating proceeds of $20.5 million and a pre-tax gain of $12.2 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.  We have determined that the remaining assets and liabilities of the Brokaw mill, which are included as part of our Paper segment, meet the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, “Discontinued Operations”.

During the third quarter of 2012, we continued to execute restructuring activities related to the closure of the Brokaw mill, and have recognized pre-tax charges of approximately $0.4 million during the three months ended September 30, 2012.  Exclusive of the gain recorded for the sale of the Print & Color brands, during the nine months ended September 30, 2012, we have recognized pre-tax charges of approximately $6.7 million.  No significant additional pre-tax closure charges are expected to be incurred during the remainder of 2012.

Note 3.  Within the Corporate & Eliminations reporting segment, the second and third quarters of 2012 included pre-tax charges of $2.2 million and $4.4 million, respectively, related to settlement charges associated with various defined benefit pension plans.  Also in the third quarter of 2012, the Paper segment incurred pre-tax charges of $7.7 million related to the settlement of a defined benefit pension plan.  These settlements are included in selling and administrative expenses in the three and nine months ended September 30, 2012.  We previously disclosed in our consolidated financial statements for the year ended December 31, 2011, that we anticipated making contributions of approximately $23 million directly to our defined benefit pension and retirement plans in 2012.  As of September 30, 2012, we have made contributions of $23.5 million to our defined benefit pension and retirement plans and now expect to contribute approximately $24.0 million during the full year of 2012.

Note 4.  Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board Accounting Standards Codification Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.  The Paper segment produces specialty papers within three core markets – Food, Industrial & Tape, and Coated & Liner.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander and Mosinee, Wisconsin.  In 2011 and into 2012, the Paper segment produced fine printing and writing papers at a manufacturing facility in Brokaw, Wisconsin.  Papermaking operations at the Brokaw facility permanently ceased on February 10, 2012.  We have reported the Brokaw facility as a discontinued operation.  See Note 2 for additional information.

Following is net sales, operating profit (loss), and other significant items by segment.  The net sales, operating profit (loss), and other significant items exclude discontinued operations in all periods presented.

	Three Months		Nine Months
(in thousands, except ton data) (unaudited)	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net sales external customers
Tissue	$ 86,632	$ 86,381	$ 256,701	$ 249,301
Paper	115,617	126,107	374,602	370,754
	$ 202,249	$ 212,488	$ 631,303	$ 620,055

Operating profit (loss)
Tissue	$ 7,506	$ 7,008	$ 25,766	$ 21,976
Paper	(7,884)	5,885	(5,571)	11,352
Corporate & Eliminations	(8,264)	(2,583)	(21,308)	(11,391)
	$ (8,642)	$ 10,310	$ (1,113)	$ 21,937

Depreciation, depletion, and amortization
Tissue	$ 6,645	$ 7,533	$ 19,801	$ 22,883
Paper	4,204	4,158	12,477	12,712
Corporate & Unallocated	767	639	2,097	1,845
	$ 11,616	$ 12,330	$ 34,375	$ 37,440

Tons sold
Tissue	44,773	44,125	132,256	129,396
Paper	79,389	83,912	259,747	247,488
	124,162	128,037	392,003	376,884